CANADIAN AIR TRUST #2
                                    (A TRUST)

                              FINANCIAL STATEMENTS












                          INDEPENDENT AUDITORS' REPORT






The Owners
Canadian Air Trust #2

We have audited the accompanying balance sheet of the Canadian Air Trust #2 (the Trust) as of December 31, 1998, and the statements of income, changes in owners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Trust was liquidated in 2000, as the aircraft in the Trust has been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust as of December 31, 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. The accompanying 2000 and 1999 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.


/S/  KPMG LLP

SAN FRANCISCO, CALIFORNIA
June 9, 2000







                              CANADIAN AIR TRUST #2
                                    (A TRUST)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)





                                                     2000               1999
                                                 (unaudited)        (unaudited)
                                               ---------------------------------
  ASSETS

  Accounts receivable                           $         --  $            244
                                                --------------------------------

        Total assets                            $         --  $            244
                                                ================================


  LIABILITIES AND OWNERS' EQUITY

  Liabilities:
  Due to affiliates                             $        --  $               5
                                                --------------------------------
    Total liabilities                                     -                  5

  Owners' equity                                         --                239
                                                --------------------------------

        Total liabilities and owner's equity    $        --  $             244
                                                ================================


























      See accompanying auditors' report and notes to financial statements.






                              CANADIAN AIR TRUST #2
                                    (A TRUST)
                              STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                             2000                1999                1998
                                                          (unaudited)         (unaudited)
                                                       ---------------------------------------------------------
  REVENUES

  Lease revenue                                        $            --      $           --         $     1,599
  Interest income                                                   31                  29                  47
  Gain from the sale of aircraft                                    --                  --               8,196
                                                       ---------------------------------------------------------
    Total revenues                                                  31                  29               9,842
                                                       ---------------------------------------------------------

  EXPENSES

  Depreciation and amortization expense                             --                  --                 853
  Management fees to affiliate                                      --                  --                  26
  Repairs and maintenance expense                                   --                  --                  --
  Insurance expense                                                 --                  --                  16
  Administrative expenses to affiliates                             --                  --                  37
  Administrative expenses                                           --                  --                   5
                                                       ---------------------------------------------------------
    Total expenses                                                  --                  --                 937
                                                       ---------------------------------------------------------

        Net income                                     $            31      $           29         $     8,905
                                                       =========================================================






















      See accompanying auditors' report and notes to financial statements.






                              CANADIAN AIR TRUST #2
                                    (A TRUST)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                            (IN THOUSANDS OF DOLLARS)








   Owners' equity at December 31, 1997                      $        15,599

  Net income                                                          8,905

  Distributions paid                                                (24,066)
                                                            -----------------

   Owners' equity at December 31, 1998                                  438

  Net income                                                             29

  Distributions paid                                                   (228)
                                                            -----------------

    Owners' equity at December 31, 1999 (unaudited)                     239

  Net income                                                             31

  Distributions paid                                                   (270)
                                                            -----------------

    Owners' equity at December 31, 2000 (unaudited)         $            --
                                                            =================






















      See accompanying auditors' report and notes to financial statements.





                              CANADIAN AIR TRUST #2
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                      2000                1999              1998
                                                                  (unaudited)         (unaudited)
                                                               ---------------------------------------------------------

  OPERATING ACTIVITIES

  Net income                                                    $            31    $            29   $          8,905
  Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
    Depreciation and amortization                                            --                 --                853
    Gain from the sale of aircraft                                           --                 --             (8,196)
    Changes in operating assets and liabilities:
      Accounts receivable                                                   244                194                958
      Prepaid deposits                                                       --                 --                  6
      Accounts payable and accrued expenses                                  --                 --                (23)
      Due to affiliates                                                      (5)                 5                (41)
      Lessee deposits                                                        --                 --               (288)
                                                                -------------------------------------------------------
        Net cash provided by operating activities                           270                228              2,174
                                                                -------------------------------------------------------

  INVESTING ACTIVITIES

  Transfer of equipment to owner                                             --                 --              1,413
  Proceeds from the sale of aircraft                                         --                 --             13,313
                                                                -------------------------------------------------------
        Net cash provided by investing activities                            --                 --             14,726
                                                                -------------------------------------------------------

  FINANCING ACTIVITIES

  Proceeds from affiliates                                                   --                 --              7,166
  Distributions paid                                                       (270)              (228)           (24,066)
                                                                -------------------------------------------------------
        Net cash used in financing activities                              (270)              (228)           (16,900)
                                                                -------------------------------------------------------

  Net change in cash and cash equivalents                                    --                 --                 --
  Cash and cash equivalents at beginning of year                             --                 --                 --
                                                                -------------------------------------------------------
  Cash and cash equivalents at end of year                      $            --    $            --   $             --
                                                                =======================================================


  Supplemental information
  Noncash transfer of equipment at net book value to
    owner                                                       $            --    $            --   $          1,413
                                                                =======================================================







      See accompanying auditors' report and notes to financial statements.






                              CANADIAN AIR TRUST #2
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In 1995, PLM Equipment Growth Fund III (EGF III), a California limited partnership, PLM Equipment Growth Fund IV (EGF IV), a California limited partnership, PLM Equipment Growth Fund V (EGF V), a California limited partnership, PLM Equipment Growth Fund VI (EGF VI), a California limited partnership, PLM Equipment Growth & Income Fund VII (EGF VII), a California limited partnership, and Professional Lease Management Income Fund I (Fund I), a Delaware Limited Liability Company, (the Owners) entered into a Trust Agreement (the Trust) with PLM Transportation Equipment Corp. (TEC), a wholly-owned subsidiary of PLM International, Inc., by the terms of which TEC is owner trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing seven Boeing 737-200 commercial aircraft. The Trust had no employees nor operations other than the operation of the seven Boeing 737-200's.

The Trust contained a provision for allocating specific aircraft to the beneficial owners under certain circumstances. Two of the commercial aircraft, one owned by EGF III and another owned by EGF V, were transferred to the owner's limited partnership during 1998 and 1996, respectively. All of the remaining aircraft in the Trust had been sold as of December 31, 1998. The Trust was liquidated in 2000.

PLM Financial Services Inc., (FSI) is the General Partner of EGFs III, IV, V, VI, and VII and the Manager of Fund I. FSI is a wholly-owned subsidiary of PLM International, Inc.

The aircraft were purchased during 1995 for $30.1 million. EGF III, EGF IV, EGF V, EGF VI, and EGF VII (the EGF's) collectively paid acquisition and lease negotiation fees of $1.4 million to PLM Worldwide Management Services (WMS), a wholly-owned subsidiary of PLM International, Inc., based on the pro-rata share of the cost of the aircraft purchased. No fees were paid by Fund I. Upon the purchase of the aircraft, a lease with Canadian Airlines International was entered into with a term expiring in September 2001.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the years ended December 31, 2000 and 1999 are unaudited.

     OPERATIONS

The aircraft in the Trust were managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI received a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners, accordingly, the Trust had no cash balance at December 31, 2000 and 1999.







                              CANADIAN AIR TRUST #2
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     ACCOUNTING FOR LEASES

The aircraft under the Trust were leased under an operating lease. Under the operating lease method of accounting, the leased assets were recorded at cost and depreciated over its estimated useful life. Rental payments were recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs were amortized equally over 36 months.

     DEPRECIATION

Depreciation of aircraft equipment was computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. Acquisition fees of $1.2 million were paid to WMS and were capitalized as part of the cost of the equipment and amortized over the life of the aircraft.

     AIRCRAFT

In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the aircraft under the Trust at least quarterly, and whenever circumstances indicated that the carrying value of the aircraft may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value were less than the carrying value of the aircraft, a loss on revaluation would have been recorded. No reductions to the carrying value of the aircraft were required during 2000, 1999, or 1998.

     REPAIRS AND MAINTENANCE

Repair and maintenance for the aircraft are usually the obligation of the lessee.

     NET INCOME AND CASH DISTRIBUTIONS TO OWNERS

The net income and cash distributions of the Trust were allocated to the Owners. The net income was generally allocated to the Owners based on number of aircraft owned. Certain depreciable and amortizable amounts were allocated specifically to the EGF's, such as depreciation on acquisition fees and amortization on lease negotiation fees. Cash distributions were allocated based on the number of aircraft owned.

     COMPREHENSIVE INCOME

The Trust's net income is equal to comprehensive income for the years ended December 31, 2000, 1999, and 1998.







                              CANADIAN AIR TRUST #2
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

2.   TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI received a monthly management fee equal to the lessor of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Trust's management fee expense to affiliate was $-0-, $-0-, and $26,000 during 2000, 1999, and 1998, respectively.

The Trust  reimbursed FSI $-0-,  $-0-, and $37,000 during 2000,  1999, and 1998,
respectively,   for  data  processing  and   administrative   expenses  directly
attributable to the Trust.

Trust management fees payable to IMI was $5,000 as of December 31, 1999. No Trust management fees were payable to IMI as of December 31, 2000.

3.   GEOGRAPHIC INFORMATION

The aircraft were leased and operated in Canada.

4.   INCOME TAXES

The Trust is not subject to income taxes, as any income or loss is included in the tax returns of the Owners of the Trust. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

5.   CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consisted principally of lease receivables.

The aircraft in the Trust were on lease to only one customer during 1998. This lessee, Canadian Airlines International, accounted for all of the lease revenue. Triton Aviation Services, Ltd. purchased three commercial aircraft with the existing lease attached from the Trust and the gain from the sale accounted for 83% of total consolidated revenues during 1998.

As of December 31, 2000, the manager believes the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.